Exhibit 99.3
CAL DIVE INTERNATIONAL, INC.
Consent of Prospective Director
As required by Rule 438 under the U.S. Securities Act of 1933, as amended, I hereby consent to the reference to my name as a prospective director of Cal Dive International, Inc. in the section entitled “Management” in the prospectus forming a part of a registration statement on Form S-1 of Cal Dive International, Inc., initially filed with the U.S. Securities and Exchange Commission on May 31, 2006, as amended from time to time.

/s/ David E. Preng
David E. Preng

Dated: August 1, 2006